Exhibit 99.1

News Release

LANDAUER

For Immediate Release

LANDAUER, INC. DECLARES REGULAR CASH DIVIDEND

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, ILLINOIS,  November 29, 2012 - Landauer, Inc. (NYSE: LDR) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.55 per share for the first quarter of fiscal 2013. The dividend will be paid on January 3, 2013, to shareholders of record on December 10, 2012.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Landauer Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

For the latest news releases and other corporate documents on Landauer, Inc., visit www.landauer.com

-###-

Landauer, Inc.  2 Science Road  Glenwood, Illinois 60425-1586  Telephone: 708.755.7000  Fax: 708.755.7011  www.landauer.com